Exhibit 21.1

Subsidiaries of J. Crew Group, Inc.

Name of Subsidiary	State of Incorporation	Name under which Subsidiary Does Business

J. Crew Operating Corp.	Delaware	J. Crew Operating Corp.

J. Crew Inc.	New Jersey	J. Crew Inc.

Grace Holmes, Inc.	Delaware	J. Crew Retail Stores

H.F.D. No. 55, Inc.	Delaware	J. Crew Factory Stores

J. Crew Virginia, Inc.	Virginia	J. Crew Virginia, Inc.

J. Crew International, Inc.	Delaware	J. Crew International, Inc.

J. Crew Services, Inc.*	Delaware	J. Crew Services, Inc.

Madewell Inc.	Delaware	Madewell Inc.

*	Inactive subsidiary